Exhibit 107.1

Calculation of Filing Fee Tables

Form F-4

(Form Type)

XP Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Newly Registered Securities
Fees to Be Paid	Equity	Common shares	457(f)	19,500,000	US$ 24.42	US$ 476,238,750.00	US$92.70 per US$1,000,000.00	US$ 44,147.33
Fees Previously Paid	Equity	Common shares	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts					—	—	—	US$ 44,147.33
Total Fees Previously Paid					—	—	—	—
Total Fee Offsets					—	—	—	—
Net Fee Due					—	—	—	US$ 44,147.33

(1)	This Registration Statement relates to Registrant’s Class A common shares, US$0.00001 par value, or the “XP Shares,” to be delivered to holders of common shares, or the “Modal Shares,” of Banco Modal S.A., a Brazilian corporation (sociedade anônima), or “Modal,” in connection with the proposed Merger of Modal with XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A., unless the Alternative Structure is implemented (as defined herein), an indirect wholly-owned subsidiary of the Registrant.

(2)	Represents the maximum number of the Registrant’s Class A common shares estimated to be delivered to Modal Shareholders upon completion of the transaction described in the prospectus contained herein and is based upon an exchange ratio of one XP Share (in the form of XP BDRs) for Modal Shares. This exchange ratio corresponds to Modal Shares outstanding immediately prior to the completion of the Merger (which excludes Modal treasury shares) divided by XP Shares.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (referred to as the Securities Act) and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The aggregate offering price of the XP Shares was calculated as follows: (a) 19,500,000 XP Shares to be exchanged for the Modal Shares, multiplied by (b) US$24.42, the average of the high and low prices of the XP Shares on the Nasdaq Global Select Market on April 28, 2022.

(4)	Calculated at a rate equal to 0.0000927 multiplied by the proposed maximum aggregate offering price.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—